UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  September 24, 2012

(Date of Earliest Event Reported)

GLOBAL CASH ACCESS HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32622	20-0723270
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3525 East Post Road, Suite 120 Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip Code)

(800) 833-7110

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On September 24, 2012, Global Cash Access Holdings, Inc. (the “Company”), together with its wholly-owned subsidiary Global Cash Access, Inc., entered into an amendment to its Credit Agreement, dated March 1, 2011,  among Deutsche Bank Trust Company Americas, as administrative agent and the various lenders who are a party thereto (the “Credit Agreement”).  The amendment modifies certain financial covenants contained in the Credit Agreement with respect to the Company’s ability to make capital expenditures, dividends and stock repurchases.  Specifically, the Company, together with its subsidiaries, may make an additional $15 million of capital expenditures, as such term is defined in the Credit Agreement, during the remainder of the term of the Credit Agreement, which amount is in addition to any other permitted capital expenditures under the Credit Agreement.  In addition, the Credit Agreement provided that the Company could make certain dividends or stock repurchases if, among other things, the Company’s total leverage ratio (as calculated under the Credit Agreement) was less than 2.0 to 1. The amendment provides that the Company may now make certain dividends and stock repurchases if, among other things, its total leverage ratio is less than 2.5 to 1.

SIGNATURE(S)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL CASH ACCESS HOLDINGS, INC.

Date: September 25, 2012	By:	/s/ Mary E. Higgins

Mary E. Higgins, Chief Financial Officer